EXHIBIT 99.1

Freeze Tag Celebrates

Garfield’s Birthday With Rave Reviews

Limited Edition Content for Garfield GO Available Now!

TUSTIN, CA, June 20, 2017 – Freeze Tag (OTC: FRZT), a leading creator of mobile social games, today announced that its new Garfield GO, a free-to-play, augmented reality treasure hunting game, has racked up rave reviews from players on Apple’s App Store (iOS) and Google’s Play Store (Android) in the United States, Canada and Australia.

“We’re ecstatic with the results of our product launch of Garfield GO,” said Craig Holland, CEO of Freeze Tag, “App ratings and player engagement (how long and how often players come back to play the game) are beyond our expectations. Many players have already won real prizes.”

In less than one week from launch, Freeze Tag announced that Garfield GO has received hundreds of 5 star ratings from players on Apple’s App Store and Google’s Play Store. Many bloggers and game reviewers have also chimed in with their approval and support for Garfield GO as a family friendly fun activity for the summer.

To celebrate the good news and Garfield’s 39th birthday, Freeze Tag is offering a limited edition virtual birthday hat within the Garfield GO game. Only available until June 30, players can acquire the spectacular cake hat by finding it in treasure chests or purchasing it from the hat store.

To help spread the word about the new content, Freeze Tag announced they are continuing to work with their partners Paws, Inc. and Munzee to introduce Garfield GO to the large fan base of both companies. The company also reported they are promoting the game through advertising channels such as Facebook to grow the user base.

WHAT’S NEXT?

While the game is off to a great start, Freeze Tag management indicated that they are busy working on fixes and adjustments to improve the game, some of them requested by their players. They pointed out that mobile applications require constant updates to meet the demands of the various devices and operating systems and to provide fresh content for players. The company stated that continuous analysis of player behavior provides insights and informs design decisions to help constantly improve the game, making it more fun and engaging for players.

In addition to fixes, Freeze Tag announced that they will be releasing new content for Garfield GO on a regular basis that includes additional comic strips, mini games, trinkets, hats, and of course, prizes.

WHAT IS AUGMENTED REALITY OR AR? Augmented reality is a new technology that allows for you to experience parts of the game in the real world! While playing Garfield GO, you can use your phone’s camera to look around and find Garfield pointing to a chest on the sidewalk or in a park. You could find him standing on your desk, sitting on a friend’s lap or even hanging out next to one of your pets! You’ll never know where Garfield will turn up next!

The Garfield GO mobile game is the first collaboration between Freeze Tag and strategic partner, Munzee the next generation in global scavenger hunt games. To learn more about Munzee, go to www.munzee.com.

To learn more about Garfield GO, please visit the game’s website at www.garfieldgo.com.

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About GARFIELD

GARFIELD was born on the comics pages on June 19, 1978.  The creation of cartoonist Jim Davis, GARFIELD is a humorous strip centered on the lives of a quick-witted orange cat who loves lasagna, coffee, and his remote control; Jon Arbuckle, his owner; and Odie, a sweet but dumb dog. GARFIELD was introduced to the world in just 41 newspapers and is now the most widely syndicated comic strip ever, appearing in 2100 newspapers.  The strip, distributed by Universal Press, is read by over 220 million people each day and is translated into 42 languages. Follow Garfield on Facebook (facebook.com/Garfield), Twitter (twitter.com/Garfield), Instagram (instagram.com/garfield_real) and YouTube (youtube.com/garfieldandfriends), and visit garfield.com, and Garfield’s free educational site, professorgarfield.org.

About MUNZEE Inc. With almost 6 million locations worldwide and hundreds of thousands of players, Munzee is a social platform that blends gamification, geolocation and marketing elements into an experience that rewards players for going places in the physical world. Utilizing QR code and GPS technology, Munzee is able to validate a person’s location and provide them points to level up in the various Munzee mobile applications. The Munzee suite of applications includes Munzee, our flagship product, Eventzee, a photo scavenger hunt useful for corporate training and trade shows, and WallaBee, an addictive collecting game with over 2,000 beautifully drawn digital cards.

About Freeze Tag, Inc. Freeze Tag, Inc. is a leading creator of mobile social games that are fun and engaging for all ages. Based on a free-to-play business model that has propelled games like Pokemon Go and Candy Crush Saga to worldwide success, we employ state-of-the-art data analytics and proprietary technology to dynamically optimize the gaming experience for revenue generation. Players can download and enjoy our games for free, or they can purchase virtual items and additional features within the game to increase the fun factor. Our games encourage players to compete and engage with their friends on major social networks such as Facebook and Twitter. Founded by gaming industry veterans, Freeze Tag has launched several successful mobile games including the number one hit series Victorian Mysteries® and Unsolved Mystery Club®, as well as digital entertainment like Etch A Sketch®. Freeze Tag games have been downloaded millions of times on the Apple, Amazon and Google app stores.

Forward Looking Statements This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to, our partners continuing to help market the game, and our ability to implement new changes and release them.   We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact:

info@freezetag.com

714-210-3850 x26

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